Exhibit 10.12

Taysha Gene Therapies, Inc.

[Date]

[Name, Address]

Dear [Name],

As you know, you were employed by Taysha Gene Therapies, Inc. (the “Company”) pursuant to the terms of the offer letter you entered into with the Company on [Date] (the “Offer Letter”). You and the Company hereby agree to amend and restate the Offer Letter. The terms and conditions set forth in this offer letter (the “Amended Offer Letter”) shall become effective as of [Date] (the “Effective Date”), and shall supersede and replace the terms and conditions set forth in the Offer Letter.

1.        Position. You will continue to be employed in the position of [Title] for the Company, and will continue to report to the Company’s [Title]. You will continue to work full-time. This position remains an exempt position, which means you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation. You will perform duties and responsibilities as may be assigned to you from time to time. You agree to devote your best efforts to the performance of your duties and to the furtherance of the Company’s interests.

2.        Salary.

(a)        Base Compensation. Provided that the Company consummates its planned initial public offering (“IPO”), and effective as of the date of the pricing of such IPO, you will be paid a base salary rate of $[        ] annually, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

(b)        Discretionary Bonus. In addition, you will continue to be eligible to receive discretionary incentive compensation on an annual basis, which shall initially be set at a target amount of up to [        ]% of your base salary, subject to all withholdings and deductions (the “Performance Bonus”). Whether you earn the Performance Bonus and the actual bonus payment amount will be based upon your achievement of mutually agreed upon performance metrics, as well as any other criteria the Company deems relevant. The Company will pay you this Performance Bonus, if any, no later than March 15th of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

The Company reserves the right to prospectively modify your compensation, including the terms of your Performance Bonus from time to time in its discretion, to the extent permitted by applicable law.

3.        Equity. The Company previously granted to Executive a restricted stock unit award with respect to [        ] shares of the Company’s Common Stock (the “Grant”). The Grant will continue to be governed by the applicable grant documents and the Company’s 2020 Equity Incentive Plan (the “Plan”).

4.        Benefits. You will remain eligible to participate in benefit plans and programs in effect from time to time as are made available to other similarly situated employees of the Company, in accordance with and subject to the eligibility and other provisions of such plans and programs. You will remain eligible to accrue up to four (4) weeks of vacation each year pursuant to the Company’s policies and practices.

5.        Company Policies; Confidentiality. You will be expected to continue to adhere to the general employment policies and practices of the Company that may be in effect from time to time. Additionally, in connection with this Amended Offer Letter, you must sign and comply with the attached Employee Confidential Information and Inventions Agreement (the “Confidentiality Agreement”), which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

6.        Prior Obligations. You confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including copies of any agreements between you and your current or former employer describing such restrictions on your activities.

You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information. You also agree to honor all obligations to former employers during your employment with the Company.

7.        At-Will Employment. Your employment will remain at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without Cause (as defined below), and with or without advance notice. In addition, as part of your at-will employment, the Company reserves the right to, in its sole discretion, modify or rescind any of the terms set forth in this letter at any time during the course of your employment.

8.        Severance.

(a)        Termination for Any Reason. In the event that your employment with the Company terminates for any reason, the Company shall pay you any unpaid base salary earned through your last day of employment (the “Date of Termination”) and expense reimbursements accrued but unpaid as of the Date of Termination (the “Accrued Benefit”).

(b)        Termination without Cause or Resignation for Good Reason. If: (i) your employment is terminated by the Company without Cause (as defined herein) or if you resign from the Company for Good Reason (as defined herein); and (ii) provided that you comply with the conditions set forth in Section 8(e); then you shall be entitled to the following severance benefits (collectively, the “Severance Benefits”):

(i)        Salary Continuation. The Company shall pay you an amount equal to twelve (12) months of your then-current base salary, less applicable deductions and withholdings, paid in equal installments on the Company’s normal payroll schedule over the twelve (12) month period immediately following the Date of Termination date, provided, however, that no payments will be made prior to the 60th day following the Date of Termination. On the 60th day following the Date of Termination, the Company will pay you in a lump sum the salary continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the Release (as defined below), with the balance of the salary continuation being paid as originally scheduled.

(ii)        COBRA Severance. If you timely elect continued coverage under COBRA for you and your covered dependents under the Company’s group health plans following such termination of employment, then the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Date of Termination and ending on the earliest to occur of the following: (i) twelve (12) months following the Date of Termination; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination.

(c)        Termination in Connection with a Change in Control. You will be eligible to participate in the Company’s Change in Control Severance Plan, pursuant to the terms of that Plan. For the avoidance of doubt, under no circumstances will you be entitled to receive the benefits under both Sections 8(b) and 8(c).

(d)        Termination for Cause or Resignation Without Good Reason. In the event your employment is terminated by the Company for Cause or you resign without Good Reason; then the Company’s sole obligation shall be to pay you the amount of the Accrued Benefit.

(e)        Conditions for Receipt of Severance Benefits. The Severance Benefits, as applicable, are further conditioned on the following: (i) if you hold any other positions with the Company, including as member of the Board or any boards of directors of any subsidiaries, you resign such position(s) to be effective no later than the Date of Termination (or such other date as requested by the Board); (ii) you return all Company property; (iii) your timely execution and delivery to the Company an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, and you do not revoke the Release; and (iv) your continued compliance with all of your duties and obligations to the Company, including but not limited to, obligations under this Agreement and the Confidentiality Agreement.

(f)        Definitions.

(i)        “Cause” shall mean termination of employment for one or more of the following reasons: (A) material failure to follow any proper and lawful directive of the Board that remains uncured more than thirty (30) days after a written demand is delivered to you that specifically identifies the manner in which the Board believes that you have failed to follow such instructions, provided, that failure to meet performance targets shall not, in and of itself, be deemed a failure to follow any such instructions; (B) your commission of an act of: (a) fraud, embezzlement, or theft; or (b) dishonesty that injures the business, business reputation or business relationships of the Company; (C) your commission or conviction of, or pleading guilty or nolo contendere to, a felony; and (D) material violation of any agreement between you and Company or of any material Company policy that remains uncured (if curable) more than thirty (30) days after written notice thereof is delivered to you that specifically identities such violation.

(ii)        “Good Reason” shall mean a resignation of employment by you as a result of the occurrence of one or more of the following events without your consent: (A) a material breach by the Company of an agreement between you and the Company; (B) the Company significantly reduces your base salary or the percentage eligibility established for the Performance Bonus, other than any Company-wide reduction in compensation of employees; (C) the Company significantly reduces the Executive’s duties, authority or responsibilities relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; or (D) the Company relocates the facility that is the Executive’s principal place of business with the Company to a location more than fifty (50) miles from the immediately preceding location (excluding regular travel in the ordinary course of business). In order to resign for Good Reason, you must provide written notice to the Company’s President within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.

9.        Section 409A. All benefits and payments provided under this Amended Offer Letter intended to satisfy the requirements for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (together, “Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the benefits provided under this Amended and Restated Offer Letter are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse tax consequences and any ambiguities herein shall be interpreted accordingly. To the extent any benefit or payment under this Amended and Restated Offer Letter may be classified as a “short-term deferral” within the meaning of Section 409A, such benefit or payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Any termination of service referenced in this Amended and Restated Offer Letter is intended to mean a “separation from service,” as such term is defined in Treasury Regulation Section 1.409A-1(h) (or any successor provision thereof). To the extent any expense reimbursement is determined to be subject to (and not exempt from) Section 409A, the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and the right to reimbursement is not subject to liquidation or exchange for another benefit. Payments pursuant to this Amended and Restated Offer Letter are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations under Section 409A. Notwithstanding anything to the contrary herein, to the extent (i) any payments to which you become entitled under this Amended and Restated Offer Letter, or any agreement or plan referenced in this Amended and Restated Offer Letter, in connection with your termination constitute deferred compensation subject to Section 409A and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from your termination; or (ii) as soon as administratively practicable after the date of your death following such termination; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional 20% tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

10.        Entire Agreement. This letter, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements (including but not limited to, the Offer Letter) or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

[Signature Page Follows]

Taysha Gene Therapies, Inc.

If you wish to accept this position, please sign and date below, and the enclosed Confidentiality Agreement, and return them to me within 10 days.

I look forward to hearing from you.

Yours sincerely,

R.A. Session II
President
On behalf of Taysha Gene Therapies, Inc.

[Name]

Date: